Exhibit 10.3

Execution Version

BRIDGE LOAN AGREEMENT

THIS BRIDGE LOAN AGREEMENT (the “Agreement”) is dated as of April 5, 2011, by and between FCB I Holdings Inc., a Delaware corporation (“Borrower”), and Black Horse Capital LP, a Delaware limited partnership, and Black Horse Capital Master Fund Ltd., a Cayman exempted company (each, a “Lender,” and collectively, the “Lenders”).

RECITALS:

WHEREAS, Borrower has entered into that certain Agreement And Plan of Merger dated as of January 3, 2011, by and among the Borrower, FCB I Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Borrower (“Merger Sub”), and CPEX Pharmaceuticals, Inc. (“CPEX”) (the “Merger Agreement”), which Merger Agreement contemplates, among other things, the merger of Merger Sub with and into CPEX (the “Merger”);

WHEREAS, pursuant to the Merger Agreement, Borrower is required to obtain debt financing prior to consummation of the Merger (the “Debt Financing Requirement”); and

WHEREAS, in order to fund the Debt Financing Requirement, Borrower desires to borrow money from Lenders, and Lenders desire to lend funds to Borrower, on the terms and conditions set forth in this Agreement.

Accordingly, in consideration of the foregoing, the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Loan/Promissory Note.  Lenders agree to lend to Borrower a principal amount of $10,000,000 (the “Loan”).  The Loan shall be disbursed in one funding in accordance with wire instructions provided by Borrower.  Lenders shall disburse the Loan only upon satisfaction of the conditions precedent set forth in Section 6.  Borrower agrees to deliver to each Lender a promissory note evidencing the Loan, in the form attached hereto as Exhibit A (collectively, the “Notes”), in the aggregate amount of the Loan (or such lesser amount as disbursed by Lender in accordance with the foregoing), in individual amounts as directed by the Lenders.  The delivery of the Notes shall be made concurrently with delivery of funds to Borrower.

2.           Repayment.  All outstanding principal and accrued interest on the Note shall be due and payable on April 9, 2011 (the “Maturity Date”).  Such amounts shall be paid on or prior to the Maturity Date in immediately available funds by wire transfer to an account designated by Lenders.  Borrower agrees that Borrower shall apply all of its available cash and cash equivalents to pay such amounts, and covenants that such cash and cash equivalents shall not be used for any other purpose, with the exception of expenses and the payment of that certain loan to Borrower made simultaneously with the Loan by Footstar Corporation, a Delaware corporation, in the principal amount of $3,000,000 (the “Footstar Loan”).  The Notes may be prepaid in whole or in part at any time and from time to time without premium or penalty.  All prepayments shall be applied first to the payment of any costs of collection, then to the payment of accrued interest, and thereafter to principal.

3.           Interest and Loan Fee. The Notes shall bear interest at the rate of twenty percent (20%) per annum, accruing from the date the Loan has been disbursed by Lenders to Borrower.  Anything to the contrary herein provided notwithstanding, Borrower and Lenders agree that Lenders are named lenders in that certain $64,000,000.00 Secured Term Loan Facility Loan Agreement, dated as of January 3, 2011, by and among FCB I LLC (“FCB I”), as Borrower, The Bank of New York Mellon (“BNYM”), as Agent, and the lender parties from time to time party thereto (the “FCB I Loan Agreement”), and that FCB I is an indirect subsidiary of Borrower.  As the funding of the loans contemplated under the FCB I Loan Agreement are a necessary condition to the consummation of the Merger, Borrower and Lenders agree that no interest shall be due or payable under the Notes, to the extent actions by the Lenders, in its or their capacity as a lender(s) under the FCB I Loan Agreement are in breach thereunder.  Notwithstanding the foregoing, the failure of other lenders to fund their commitments under the FCB I Loan Agreement shall not be attributable to Lenders in connection with the foregoing, provided that Lenders shall have confirmed to Borrower in writing their willingness and ability to fund their allocated commitment under (i) the FCB I Loan Agreement, and (ii) the Loan.

In addition to interest on the Notes, Borrower will pay to Lenders a fee (the “Loan Fee”) upon repayment of the Loan equal to three percent (3.0%) of the Loan.  The Loan Fee is deemed earned upon disbursement of the Loan by Lenders; provided, however, that the Loan Fee shall not be due or payable hereunder to the extent actions by the Lenders, in its or their capacity as a lender(s) under the FCB I Loan Agreement, are in breach under the FCB I Loan Agreement.  Notwithstanding the foregoing, the failure of other lenders to fund their commitments under the FCB I Loan Agreement shall not be attributable to the Lenders in connection with the foregoing, provided the Lenders shall have confirmed in writing their willingness and ability to fund their allocated commitment under the FCB I Loan Agreement and the Loan contemplated hereunder.  A credit equal to the amount of interest accrued from the date the Loan is disbursed through the Maturity Date and paid by Borrower shall be deducted from the Loan Fee upon repayment of the Loan.

4.           Use of Funds.  The proceeds of the Loan shall be used by Borrower solely to (i) fund the payment of consideration payable pursuant to the Merger Agreement (including the payment of related fees and expenses), or (ii) satisfy any damages awarded to CPEX by a Final Order (as defined below) of a court of competent jurisdiction as a result of fraud or intentional breach by Borrower or Merger Sub (collectively, the “Buyer Parties”) of any of the obligations of the Buyer Parties under the Merger Agreement.  As used herein, “Final Order” shall mean a final order or judgment of a court of competent jurisdiction which has been finally affirmed by the highest court before which such appeal has been sought (with any required appeal bond or deposit having been posted), or has become final by lapse of time, or is not otherwise subject to appeal.

5.           Pari Passu.  All payments to be made hereunder and security granted hereunder shall be paid or granted, as the case may be, pari passu with the Footstar Loan.

6.           Conditions Precedent.  Lenders’ obligation to make the Loan to Borrower shall be conditioned upon the following, each in form and substance satisfactory to Lenders:

(a)           Due Execution.  This Agreement shall be duly and validly authorized, executed by all parties, and delivered to each such party.

(b)           Merger or Final Order.  One of the following events has occurred:

(i)           All conditions to the obligations of Borrower and Merger Sub set forth in Sections 7.1 and 7.2 of the Merger Agreement have been satisfied, other than (i) any such conditions that are to be satisfied only at the closing of the Merger, and (ii) any such conditions, the failure of which to be satisfied is by reason of fraud or intentional breach by the Buyer Parties of the obligations of Buyer Parties under the Merger Agreement, as determined by a court of competent jurisdiction by Final Order;

(ii)          a court of competent jurisdiction by Final Order has required the Buyer Parties to specifically perform their respective obligations under the Merger Agreement to consummate the transactions contemplated thereby in accordance with the terms set forth in the Merger Agreement (in such case subject to the terms and conditions of such order); or

(iii)         a court of competent jurisdiction by Final Order has awarded CPEX damages from any Buyer Party, or otherwise required any Buyer Party to pay to CPEX  damages as a result of fraud or intentional breach by any Buyer Party of any of their respective obligations under the Merger Agreement.

(c)           Organizational Documents/Resolutions.  Borrower shall have delivered to Lenders (a) certified copies of its organizational documents and related documents evidencing that it is a legal entity duly organized, validly existing, and in good standing under the laws of the State of Delaware; (b) resolutions or a power of attorney evidencing appropriate authority to enter into and perform this Agreement and any documents executed in connection herewith (collectively with this Agreement, the Security Agreement and the Notes, the “Loan Documents”), and (c) incumbency certificates of the officers authorized to execute the Loan Documents.

(d)           Fees and Expenses.  Borrower shall have paid any and all fees and expenses as previously agreed with Lenders.

(e)           Representations and Warranties.  The representations and warranties by Borrower herein and in the Loan Documents shall be correct in all material respects on and as of the date of this Agreement.

(f)           Notes.  Lenders shall have received the executed Notes as required by Section 1.

(g)           Security.  Lenders shall have received a Security Agreement (the “Security Agreement”) in form and substance satisfactory to Lenders, granting Lenders a first priority security interest in and lien over all tangible and intangible present and future assets of Borrower including, but not limited to, a pledge of stock of all current and future subsidiaries of Borrower (including, without limitation, all CPEX stock acquired upon consummation of the Merger), and UCC Financing Statements necessary for Lenders to perfect the security interests created in the Security Agreement.

7.           Representations and Warranties of Borrower.  Borrower represents and warrants to Lenders as follows:

(a)           Borrower is a validly existing corporation duly incorporated and in good standing in the State of Delaware, and Borrower has all requisite power and authority, and possesses all licenses necessary to conduct its business.

(b)           The Loan Documents have been duly authorized by all necessary corporate action on behalf of Borrower, have been duly executed and delivered by an authorized officer of Borrower, and are valid and binding agreements, enforceable against Borrower.

(c)           No approval, authorization, bond, consent, certificate, franchise, license, permit, registration, qualification, or other action or grant by or filing with any Governmental Authority or other person or party is required in connection with the execution, delivery, or performance by Borrower of the Loan Documents.

(d)           The execution, delivery, and performance by Borrower of the Loan Documents will not conflict with, or result in a violation of or a default under: any applicable law, ordinance, regulation, or rule (federal, state, local, or foreign); any judgment, order, or decree of any arbitrator, other private adjudicator, or Governmental Authority to which Borrower is a party or by which Borrower or any of Borrower’s assets is bound; or any agreement, document, or instrument to which Borrower is a party or by which Borrower or any of its assets or property is bound.

(e)           Except as disclosed in writing to Lenders prior to the date of this Agreement, (i) no legal proceeding is pending or, to the best knowledge of Borrower, threatened before any arbitrator, other private adjudicator, or Governmental Authority (as herein defined) to which Borrower is a party or by which Borrower or any assets or property of Borrower may be bound or affected that if resolved adversely to Borrower could result in a Material Adverse Change (as herein defined), and to the best knowledge of Borrower, there exist no facts that would form any basis for any of the foregoing, and (ii) no hearing, inquiry, or investigation relating to Borrower or any assets or property of Borrower is pending or, to the best knowledge of Borrower, threatened by any Governmental Authority that if resolved adversely to Borrower could result in a Material Adverse Change.  For the purposes of this Agreement, the term “Governmental Authority” shall mean any government, any court, and any agency, authority, body, bureau, department, or instrumentality of any government.  For the purposes of this Agreement, the term “Material Adverse Change” shall mean any change in the assets, business, financial condition, operations, prospects, or results of operations of Borrower or any other event or condition that (i) materially and adversely affects the ability of Borrower to perform any obligations under any Loan Document, or (ii) affects the legality, validity, or binding nature of any such obligations.

(f)             Borrower has received no notice of any actions, claims, or threats of the same that might reasonably be expected to result in a Final Order or the termination of the Merger Agreement.

8.           Borrower’s Covenants.  During the term of the Loan, Borrower agrees that it shall:

(a)            use the proceeds of the Loan only for the purposes set forth herein.

(b)           maintain in full force and effect its corporate existence, rights and franchises.

(c)           keep each of its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto.

(d)           (i) promptly pay and discharge, or cause to be paid and discharged when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, assets, property or business of Borrower, (ii) withhold and promptly pay to the appropriate tax authorities all amounts required to be withheld from wages, salaries and other remuneration to employees, and (iii) promptly pay all claims or indebtedness (including, without limitation, claims or demands of workmen, materialmen, vendors, suppliers, mechanics, carriers, warehousemen and landlords) which, if unpaid might become a lien upon the assets or property of Borrower.

(e)           comply with the terms and conditions of all material contracts, agreements, commitments or instruments to which Borrower is a party or by which it is bound, including without limitation any license agreements.

(f)             maintain, defend and protect to the best of its ability in accordance with its business judgment, licenses and sublicenses, trademarks, trade names, service marks, patents and applications therefore and other proprietary information or intellectual property rights owned or used by it or them and shall keep duplicate copies of any licenses, trademarks, service marks or patents owned or used by it, if any, at a secure place selected by Borrower.

(g)            keep its assets which are of an insurable character insured by financially sound and reputable insurers against loss or damage by theft, fire, explosion and other risks customarily insured against by companies in the line of business of Borrower, in amounts customary for companies in similar businesses similarly situated; and Borrower shall maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated or as may be required by law, including, without limitation, general liability, fire and business interruption insurance, and product liability insurance as may be required pursuant to any license agreement to which Borrower is a party or by which it is bound.

(h)            promptly notify Lenders in writing of any Event of Default or any default that with the passage of time or the giving of notice would constitute an Event of Default; or the institution or threatening of institution of any action, suit or proceeding against Borrower before any court, administrative agency or arbitrator, including, without limitation, any action of a foreign government or instrumentality; or any information relating to Borrower which could reasonably be expected to have a Material Adverse Effect.

(i)            promptly execute, acknowledge, and deliver and, as appropriate, cause to be duly filed and recorded such additional agreements, documents, and instruments including amendments to Borrower’s organizational documents, and do or cause to be done such other acts as Lenders may reasonably request from time to time to better assure, perfect, preserve, and protect the rights and remedies of Lenders under the Loan Documents.  Borrower shall perform all of its obligations and satisfy all conditions under the Loan Documents at its sole cost and expense.

(j)             maintain a system of accounting (including, without limitation, a single, complete, and accurate set of books and records of its assets, business, financial condition, liabilities, operations, property, prospects, and results of operations) in accordance with Generally Accepted Accounting Principles.  Borrower shall furnish to Lenders all information concerning it and the assets, business, financial condition, liabilities, operations, property, prospects, and results of operations of it as Lenders reasonably request from time to time.  Borrower shall give representatives of Lenders reasonable access to all assets, property, books, records, documents, and personnel of it and shall permit the representatives to inspect the assets and property, to audit, copy, examine, and make excerpts from the books, records, and documents, and to make inquiry of it and its personnel.  In addition, Lenders shall have the right to verify any information provided by Borrower to Lenders by inquiry to any appropriate third parties.

(k)            maintain, keep, and preserve all of its assets and property (tangible and intangible) necessary or useful in the proper conduct of its business and operations in good working order and condition, ordinary wear and tear excepted; and not sell, transfer, pledge or encumber any of such assets or property except as contemplated under the FCB I Loan Agreement without the prior written consent of Lenders.

(l)             other than the Merger, not enter into any merger, sale of assets or similar transaction with any other company or entity, nor issue or dispose of any equity interests which will result in a change of control of Borrower.  For purposes hereof, a “change of control” shall mean a sale or transfer of the capital stock of Borrower after which existing stockholders would no longer maintain voting control of Borrower.

(m)           comply with all requirements of law of any Governmental Authority having jurisdiction over it or its business.

(n)           not create or permit the creation of any indebtedness of Borrower or any subsidiary or affiliate of Borrower (except as contemplated by the FCB I Loan Agreement and in connection with the Footstar Loan) until such time as Borrower’s obligations hereunder are paid in full.

(o)           not create or permit the creation of or existence of any mortgage, pledge, hypothecation, lien or any other encumbrance upon any assets or property (tangible or intangible) of Borrower or any subsidiary or affiliate of Borrower (except as contemplated by the FCB I Loan Agreement and in connection with the Footstar Loan) until such time as Borrower’s obligations hereunder are paid in full.

(p)           not make any transfers of monies or other assets by dividend, distribution or otherwise in any single transaction or series of transactions, except as otherwise permitted in this Agreement or for the payment of the Loan.

9.           Events of Default.

(a)           An “Event of Default” hereunder shall occur if:

(i)          Borrower fails to pay the principal of or interest accrued on any Note when due;

(ii)         Borrower fails to perform any other covenant in this Agreement and such failure continues for five (5) days after Borrower’s receipt of written notice regarding the same;

(iii)        any bankruptcy, insolvency, liquidation, receivership or similar proceeding is commenced against Borrower which is not dismissed and vacated within sixty (60) days of commencement, or a court of competent jurisdiction enters an order or decree that:  (A) is for relief against Borrower in an involuntary bankruptcy, insolvency, liquidation, receivership or similar case, (B) appoints a custodian of Borrower for all or substantially all of its property, or (C) orders the liquidation of Borrower, and the order or decree remains unstayed and in effect for 90 consecutive days; or

(vi)        Borrower defaults with respect to any other indebtedness and such default is not cured within five days after occurrence of the same.

(b)           If an Event of Default occurs and is continuing, Lenders by notice to Borrower may (a) declare all of Borrower’s obligations hereunder to be immediately due and payable, (b) terminate this Agreement, (c) enforce its rights and remedies under the Note and the Security Agreement, or (d) exercise any right or remedy available to it under applicable law to collect the payment of the principal of and interest on the Notes or to enforce the performance of any provision of the Notes of this Agreement.  Any delay or omission by any Lender in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative.

10.           Indebtedness.  Each party acknowledges and agrees that the Loan shall be treated as indebtedness for tax purposes and that it shall not take any position with respect to the Loan on any tax return that is contrary to any publicly announced position of a taxing authority or that is substantially similar to any position which a taxing authority has successfully challenged in the course of an examination of a tax return of such party.

11.           Miscellaneous.

(a)           This Agreement and the rights and obligations of the parties hereunder shall not be assignable, in whole or in part, by any party without the prior written consent of the other party, and neither this Agreement nor any provision hereof may be amended, modified, waived or discharged without the written consent of the party against whom enforcement of such amendment, modification, waiver, or discharge is sought.

(b)           This Agreement, including the exhibits attached thereto, constitutes the entire agreement of the parties relative to the subject matter hereof and supersedes any and all other agreements and understandings, whether written or oral, relative to the matters discussed herein.

(c)           This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  To the extent permitted by law, the parties submit themselves to the exclusive personal jurisdiction of the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware, over any suit, action or other proceeding brought by any party arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts.  In the event of any litigation regarding or arising from this Agreement, the prevailing party shall be entitled to recover its reasonable expenses, attorneys’ fees and costs incurred therein or in enforcement or collection of any judgment or award rendered therein.

(d)           EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

(e)           Borrower hereby indemnifies and holds harmless, and, on demand, shall defend Lenders and their respective shareholders, directors, officers, employees, agents, and representatives for, from, and against any and all damages, losses, liabilities, penalties, costs, and expenses (including, without limitation, costs and expenses of litigation and attorneys’ fees) arising from any claim or demand in respect of the Loan Documents or the transaction described in the Loan Documents and arising at any time, whether before or after termination of any financial accommodations by Bank for Borrower and payment and performance of Obligations in full, except to the extent the foregoing shall arise due to the gross negligence or willful misconduct of the aforementioned Lender parties.  The obligations of Borrower and the rights of Lenders under this section shall survive termination of any financial accommodations by Lenders to the Borrower, payment and performance of the Loan obligations in full, and exercise by either Lender of its rights and remedies under the Loan Documents and applicable law, and shall remain in full force and effect without termination.

(f)           All demands, notices, and requests for and grants of approval, consent, or a statement that a matter is satisfactory under the Loan Documents shall be in writing (including, without limitation, facsimile) and telecopied or delivered by overnight delivery or otherwise to the respective party at the address specified below or any other address specified in a written notice.  Any demand, notice, request, or grant sent by overnight delivery shall be effective upon the earliest of (i) actual receipt by the addressee, or (ii) the date and time shown on the overnight delivery receipt.  Any demand, notice, request, or grant not sent by overnight delivery will be effective upon the earlier of (i) actual receipt by the addressee, or (ii) the time the receipt of the telecopy is mechanically confirmed.

if to Borrower:

FCB I Holdings Inc.
1105 North Market Street, Suite 1300
Wilmington, Delaware 19801
Attention:  Jonathan M. Couchman
Facsimile:  (302) 427-4607

With a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attn: Adam W. Finerman
Facsimile: (212) 451-2289

if to Lenders:

Black Horse Capital LP
Black Horse Capital Master Fund Ltd.
338 S. Sharon Amity Rd. #202
Charlotte, NC 28211
Attn: Dale B. Chappell
Facsimile:

With a copy to:

Baker & McKenzie LLP
One Prudential Plaza, Suite 3500
130 E. Randolph Drive
Chicago, IL 60601
Attention: Carmen Lonstein, Esq.
Facsimile: (312) 698-2136

and

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attn: Adam W. Finerman
Facsimile: (212) 451-2289

(g)           If any provision of this Agreement is unenforceable, the enforceability of the other provisions shall not be affected and they shall remain in full force and effect.

(h)           No provision of this Agreement may be changed, discharged, supplemented, terminated, or waived except in a writing signed by Borrower and Lenders.

(i)           This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(j)           The parties hereto acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including such party’s failure to take all actions as are necessary on such party’s part in accordance with the terms and conditions of this Agreement to cause the Merger to be consummated in accordance with the terms of the Merger Agreement, will cause irreparable injury to CPEX, for which damages, even if available, will not be an adequate remedy.  Accordingly, each party hereby consents to the granting by any court of competent jurisdiction of the remedy of specific performance of such party’s obligations hereunder without the requirement of posting any bond or deposit.

Signature Page Follows

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date set forth above.

LENDERS:		BORROWER:

Black Horse Capital LP		FCB I Holdings Inc.

By:	/s/ Dale B. Chappell	By:	/s/ Jonathan M. Couchman
Name: Dale B. Chappell		Name: Jonathan M. Couchman
Its: Director		Its: President

Black Horse Capital Master Fund Ltd.

By:	/s/ Dale B. Chappell
Name: Dale B. Chappell
Its: Director